Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-263323

March 7, 2022

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

Ashford Trust Files Registration Statement For

Non-Traded Preferred Equity

DALLAS, March 7, 2022 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it filed a registration statement on Friday, March 4 with the U.S. Securities and Exchange Commission (“SEC”) for its Series K and Series J Redeemable Preferred Equity Stock (“Non-Traded Preferred Equity”). The registration statement provides for issuance of Non-Traded Preferred Equity in a primary offering over the course of up to three years from the effective date. The Series K and Series J Redeemable Preferred Stock are expected to have an initial annual dividend yield of 8% and 8.2% respectively, and the Company will also offer a Dividend Reinvestment Plan for investors in the Non-Traded Preferred Equity. The registration statement is subject to review by the SEC. Subject to such SEC review and other conditions, the Company expects to commence issuing limited amounts of the Non-Traded Preferred Equity beginning in the third quarter of 2022.

“We’re pleased to announce the filing of the S-3 for the future offering of the Non-Traded Preferred Equity,” commented Rob Hays, Ashford Trust’s President and Chief Executive Officer. “Demonstrating Ashford Trust’s strategic pivot from defense to offense, we believe this offering will provide an attractive cost of capital and allow us to accretively grow our portfolio over time, subject to future market conditions.” Mr. Hays added, “As an owner of institutional quality, geographically diverse lodging assets with a successful track record of optimizing the performance of our hotels, we believe this additional capital source can provide a long-term competitive advantage for our platform. Additionally, we have structured this security to have various equity-like terms and features, providing capital that can be used not only for accretive acquisitions for our common stockholders but also to accomplish long-term goals of improving our balance sheet. Further updates on our progress in respect to this capital raising effort will be available in our SEC filings, company presentations, and discussed on our earnings conference calls in due course.”

The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, the dealer manager or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-490-4292.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell the securities and is not soliciting an offer to buy the securities in any state or jurisdiction in which such an offer or solicitation would be unlawful.

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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

Forward-Looking Statements

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of COVID-19, and the rate of adoption and efficacy of vaccines to prevent COVID-19, on our business and investment strategy; our ability to repay, refinance, or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; our projected operating results; completion of any pending transactions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our operations and business; general volatility of the capital markets and the market price of our common stock and preferred stock; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the markets in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks when you make an investment decision concerning our securities. Investors should not place undue reliance on these forward-looking statements. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations, or otherwise, except to the extent required by law.

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